                                                                     Exhibit 10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use in this Post-Effective Amendment No. 11 to Registration Statement No. 333-102295 of Allstate Financial Advisors Separate Account I ("the Account") on Form N-4 of our report dated March 8, 2013, relating to the financial statements and the related financial statement schedules of Allstate Life Insurance Company, and to the use of our report dated April 1, 2013 relating to the financial statements of the sub-accounts of the Account, appearing in the Statement of Additional Information, which is part of the Registration Statement, and to the references to us under the heading "Experts" in such Statement of Additional Information.

/s/ Deloitte & Touche LLP

Chicago, Illinois
April 15, 2013